Exhibit 99.1

FOR IMMEDIATE RELEASE

SMARTFINANCIAL, INC. ANNOUNCES $10 MILLION STOCK REPURCHASE PLAN

KNOXVILLE, TENN., November 20, 2018 – SmartFinancial, Inc., Knoxville, Tennessee (“SmartFinancial”) (Nasdaq: SMBK), parent company of SmartBank, today announced that its board of directors authorized a stock repurchase plan. Under the plan, SmartFinancial may repurchase up to $10 million of its outstanding shares of common stock.

The shares will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, depending upon market conditions. Through the plan, the purchases will be funded from available working capital, and the repurchased shares will be become authorized, unissued shares. There is no guarantee as to the exact number of shares that will be redeemed by SmartFinancial, and SmartFinancial may discontinue repurchases at any time that management determines additional purchases are not warranted.

SmartFinancial Chairman Miller Welborn stated, “Our announcement today that we have initiated a stock buyback program reflects our confidence in SmartFinancial’s future. The plan underscores our long-term goal of enhancing shareholder value.”

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with 28 branches across Tennessee, Alabama, and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and acquisitions, and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

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Investor Contacts

William Y. (“Billy”) Carroll, Jr.
President and Chief Executive Officer
SmartFinancial, Inc.
Email: billy.carroll@smartbank.com
Phone: 865.868.0613

Ron Gorczynski
Executive Vice President
Chief Administrative Officer
SmartFinancial, Inc.
Email: ron.gorczynski@smartbank.com
Phone: 865.437.5724

Media Contact

Kelley Fowler
Senior Vice President

Exhibit 99.1

Public Relations/Marketing
SmartFinancial, Inc.
Email: kelley.fowler@smartbank.com
Phone: 865.868.0611